EXHIBIT 12.2

ARCHSTONE COMMUNITIES TRUST
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

(Dollar amounts in thousands)

(Unaudited)

                                                Six Months Ended                Twelve Months Ended
                                                     June 30,                       December 31,
                                               ------------------- ------------------------------------------------
                                                  2001      2000     2000      1999      1998    1997(1)     1996
Earnings from operations.....................  $  80,422 $  90,079 $ 176,466 $ 169,339 $ 134,571 $ 24,686 $  94,089
Add:
    Interest expense.........................     67,076    71,527   145,173   121,494    83,350   61,153    35,288
Earnings as adjusted.........................  $ 147,498 $ 161,606 $ 321,639 $ 290,833 $ 217,921 $ 85,839 $ 129,377
                                               ========= ========= ========= ========= ========= ======== =========

Combined fixed charges and Preferred Share
  dividends:
    Interest expense.........................  $  67,076 $  71,527 $ 145,173 $ 121,494 $  83,350 $ 61,153 $  35,288
    Capitalized interest.....................     10,201    13,032    24,317    31,912    29,942   17,606    16,941
     Total fixed charges.....................     77,277    84,559   169,490   153,406   113,292   78,759    52,229
    Preferred Share dividends................     11,211    12,801    25,340    23,733    20,938   19,384    24,167
Combined fixed charges and Preferred Share
  dividends..................................  $  88,488 $  97,360 $ 194,830 $ 177,139 $ 134,230 $ 98,143 $  76,396
                                               ========= ========= ========= ========= ========= ======== =========
Ratio of earnings to combined charges and
    Preferred Share dividends................        1.7       1.7      1.7        1.6       1.6      0.9       1.7
                                               ========= ========= ========= ========= ========= ======== =========

(1)	Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone's REIT and property management companies from Security Capital. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $12.3 million for the year ended December 31, 1997. Excluding the charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December, 31 1997 would be 1.6.